Exhibit 10.20
JOINT VENTURE AGREEMENT

This Agreement is made as of this 3rd day of September , 2012 by and between Combined Manufacturers National (Pty) Ltd, a company organized and existing under the law of South Africa and having their principal place of business at 2nd Floor Bedford Center, Smith Street, Bedford View, South Africa, 2008 (hereinafter called “CMR”), and SGRP Meridian (Pty) Ltd, its subsidiaries and affiliates, a company organized and existing under the laws of South Africa, with a registered office in No.16 Ennisdale Drive, Durban North, South Africa, 4051 (hereinafter called “SGRP”).

WITNESSETH THAT:

WHEREAS, CMR is engaged in the retail solution businesses in South Africa, having a wide range of clients and also having various knowledge and human resources with respect to the retailing businesses in South Africa;

WHEREAS, SGRP is engaged in the retail solution businesses in South Africa, having computer software useful for agency, assistance, instruction and reporting of storefront activities and also having operational know-how with respect to such software; and

WHEREAS, CMR and SGRP are desirous of organizing a corporation to jointly conduct retail solution businesses in South Africa (hereinafter called “Territory”).

NOW, THEREFORE, in consideration of the mutual covenants and agreement herein contained, the parties hereto agree as follows:

CHAPTER I: ORGANIZATION OF THE NEW COMPANY

Article 1.	Establishment

Promptly after the effective date of this Agreement, the parties hereto shall cause a new company to be organized under the laws of Territory (hereinafter called “New Company”).  Upon formation, New Company shall become a party to this Agreement.

Article 2.	Business Purposes

The business purposes of the New Company shall consist of the following:

1.	Provide retail merchandising and product demonstration services;

2.	Agency, assistance, instruction and report of storefront sales activities;

3.	Implementation of market research and analysis of results thereof;

4.	Assembly of setups used for sales promotion;

5.	Consulting regarding store management;

6.	Development and sale of management system regarding retailing;

7.	Designing and sale of database; and

8.	Any and all businesses incidental or relating to any of the foregoing.

Article 3.	Trade Name

The New Company shall be named in Territory as CMR Meridian (Pty) Ltd.

Article 4.	Location

The New Company shall have its main office at 2nd Floor Bedford Center, Smith Street, Bedford View, South Africa, 2008

Article 5.	Memorandum of Association

The Memorandum of Association of the New Company shall be in the form attached hereto as Exhibit A.

Article 6.	Capital

The total number of shares which New Company authorized to issue shall be one thousand shares. Each share shall be ten (10) Rand.  At the time of establishment of New Company, shares shall be issued and fully subscribed by the parties hereto as follow:

*	510 Shares or 51%, SGRP;

*	490 Shares or 49%, Adrian Wingfield.

 All the shares to be issued by New Company shall be nominal and ordinary shares.

Article 7.	Increase of Capital

In case of capital increase of the New Company after its establishment, CMR and SGRP shall have the preemptive right to new shares to be issued for such capital increase in proportion to their respective shareholdings in the New Company.

Article 8.	Payment

Each of the parties hereto shall pay in Rand and in cash the amount equivalent to its subscribed shares at par value upon issuance of the shares of New Company.

CHAPTER II: PREPARATION OF ESTABLISHMENT OF THE NEW COMPANY

Article 9.	Preparation of Establishment of the New Company

Each party shall take its role as described below for the preparation of the commencement of New Company’s business.  Any expenses and costs necessary for such preparation shall be borne by each party.

A.      SGRP shall,

Enter into with New Company a software license agreement in the form attached hereto as Exhibit B (the “License Agreement”).

For reference, the License Agreement includes the obligations of SGRP to:

1.	Localize and set up software provided by SGRP to work in Territory;

2.	Consult on the organization of merchandising services;

3.	Train the New Company’s personnel in how to operate the merchandising software; and

4.	Give advice on budgeting and development of each business plan.

B.      CMR shall,

1.	Arrange to transfer all client contracts to New Company as of this Agreement;
2.
Transfer over all appropriate staff and merchandisers/demonstrators inclusive of all Government/employee claims for benefits (including but not limited to accrued but not paid severance expense) except as provided for under Article 24 below; and

3.	Set up fast Internet connections for accessing reports and systems.

CHAPTER III: GENERAL MEETING OF SHAREHOLDERS

Article 10.	Annual and Extraordinary General Meeting

The Annual Meeting of Shareholders shall be convened by resolution of the Board of Directors and held in Territory or any other vicinal place within 3 months from the last day of each accounting period of New Company.

An Extraordinary General Meeting of the Shareholders may be convened by a resolution of the Board of Directors whenever deemed necessary.

Article 11.	Quorum

A quorum of the Annual Meeting of Shareholders shall be the shareholders present either in person or by proxy representing at least 51% of all the paid share capital of New Company.

Article 12.	Resolution

Except as expressly otherwise provided in the Memorandum of Association of New Company, this Agreement and all resolutions of the Annual Meeting of Shareholders shall be adopted by the affirmative vote of Shareholders holding at least 51% of the shares present or represented at meeting for which there is quorum.

Article 13.	Important Matters

In addition to such matters as required by the Memorandum of Association of New Company or Company Act 2008, any resolutions of the following matters by the Annual Meeting of Shareholders require the affirmative vote of at least two-thirds of the votes of the shareholders present:

1.	Any amendment or modification of the Memorandum of Association;

2.	Increase or decrease in the authorized capital or paid-in capital;

3.	Issuance of new shares or any other kind of equity securities or instruments convertible into equity securities or the decision to undertake a Public Offering (as defined on Article 32 below);

4.	Issuance of debentures;

5.	Transfer of any part or whole of business;

6.	Dissolution or amalgamation; and

7.	Change in number or length of tenure of Directors.

CHAPTER IV: BOARD OF DIRECTORS, OFFICERS AND ORDINARY MEETINGS OF THE BOARD OF DIRECTORS

Article 14.	Election of Directors

The Board of Directors of the New Company shall comprise of four Directors, two of whom shall be appointed (not nominated) to the Board by CMR and two of whom shall be appointed (not nominated) by SPAR.  Each of SPAR and CMR shall be entitled to remove and replace any Director so appointed or removed by it.  A director appointed by a Shareholder shall be deemed to have resigned with effect from the date on which that Shareholder disposes of its shares in the New Company or the date on which the New Company receives notice from a Shareholder of the removal of a Director appointed by that shareholder.  The appointment, removal and replacement of a Director shall be by notice to the New Company and binding on the Shareholders and the New Company regardless of whether the formalities required for the appointment of Directors under the Companies Act have been met.  A Director need not hold a qualifying share.

The Chairman of the Board of Directors shall be appointed by the Board of Directors from amongst the Directors.  The Chairman shall be the Chairman both of the Board of Directors and meetings of Shareholders.  Should the Chairman not be present at any meeting of Directors of Shareholders then the Directors or Shareholders present at that meeting shall elect a Chairman for the purpose of that meeting.

In case of any decrease or increase of the number of Directors, the representations stipulated above shall be unchanged and pro rata as between SPAR and CMR at all times unless otherwise provided in this Agreement under Article 23 below.

Each Director shall be entitled to appoint (and thereafter remove) on notice to the New Company an Alternate Director to act in his place.  An alternate, when acting as such, shall have all the powers and obligations of a Director, including the right to attend, speak and vote at meetings of the Board.  The appointment of an alternate Director shall cease on the happening of any event which, if he were a Director, would cause him to cease to hold office as a Director, or, if the Director who appointed him ceases to be a Director, or removes the alternate Director

Article 15.	Election of Officers

Chief Executive Officer (CEO), Chief Operating Officer (COO), and Chief Financial Officer (CFO) shall be appointed by the Board of directors.

Article 16.	Office of Director

The term of office of each Director shall notwithstanding the provisions of Article 14 above expire at the close of the Annual Meeting of Shareholders which relates to the closing of accounts last to occur within two (2) years from his appointment to the Board of Directors.

Article 17.	Quorum

Each Director shall have one (1) voting right in the Board of Directors.  Except as otherwise required in the Memorandum of Association of New Company, this Agreement or a majority of the Directors shall constitute a quorum at any meeting of the Board of Directors, and all resolutions shall be adopted by the affirmative vote of more than two-thirds of the votes of the Directors present or by proxy.

Article 18.	Ordinary Meeting of the Board of Directors

The Ordinary Meeting of the Board of Directors shall be held at least quarterly and a special meeting of the Board of Directors may be held when necessary, both of which shall be convened in accordance with the provisions of the Memorandum of Association.  To the extent then permitted, any meeting of the Board of Directors may be held by interactive video conference or other similar electronic or telephonic means, and any action that may be taken by the Board of Directors at a meeting thereof (whether in person, video conference or by telephonic means) may be effected in lieu of such meeting by unanimous written consent resolution executed by each member of the Board of Directors.  The parties hereto confirm that the prevailing interpretation in Territory is that meetings of boards of directors may be held by interactive video conference or telephonic means. For any proposed meeting of the Board of Directors for which SGRP requests, CMR and SGRP shall cooperate to arrange for such meetings to be held by video conference.

Article 19.	Important Matters

In addition to such matter as required by Memorandum of Association of New Company, the following matters of the Board of Directors meeting shall require the affirmative vote of at least two-thirds of the votes of the Directors:

1.	Any proposal to the Annual Meeting of Shareholders or action by the Board of Directors for the matters as provided in Article 12 above;

2.	Any investment or commitment of New Company;

3.	Any loan or credit taken by New Company in amounts individually

4.	Execution, amendment or termination of agreements or commitments with CMR, SGRP or their subsidiaries or affiliates;

5.	Adoption or amendment of the annual budgets and business plan;

6.	Adoption or any material modification of major regulations or procedures, including any employee rules or handbook;

7.	Change of the auditing firm as provided in Article 21;

8.	Initiating or settling any litigation, arbitration or other formal dispute settlement procedures or forgiveness of any obligation owed to the New Company;

9.	Approval of annual closing of the books of New Company and the New Company’s annual financial statements, and changing of accounting policies and practices or the New Company’s accounting periods;

10.	Establishment or amendment to the condition of employment of New Company officers;

11.
Sale or disposition of or granting a lien, security interest or similar obligation with respect to, in one or a series of related transactions of New Company or with respect to any asset of New Company that is crucial to New Company’ business;

12.	Formation of any subsidiary of New Company, entry into (or subsequent termination of) any joint venture, partnership or similar agreements;

13.	Entering into, amending or terminating any contract with/or commitment to any Director or shareholder; and

14.	Entering into any agreement or commitment to provide goods or services outside Territory.

15.	Purchase, lease or rent any asset, open an account, incur credit or appoint a service provider or contractor.

CHAPTER V: AUDIT

Article 20.	Accounting Period

The accounting periods of New Company shall end on the 31st day of December of each year.

Article 21.	Inspection of Accounting Records and Books

The New Company shall yearly arrange an audit on the accounting records and books and shall submit a report of such audit to each of the parties hereto within thirty (30) days from the completion of the audit.

A mutually agreed upon certified public accounting firm shall be engaged by New Company.  Such accounting firm shall audit the accounting records and books of New Company and any other matters relating, directly or indirectly, to the financial condition of New Company.  Any fee for the certified public accounting firm for inspection and audit mentioned above shall be borne by New Company.  New Company shall keep true and correct accounting records and books with regard to all of its operations in accordance with generally accepted accounting principles consistently applied (“GAAP”) in Territory and as required for each Fiscal year end reporting period.  New Company will provide assistance to its certified public accounting firm in the preparation of it annual audit report in both Territory and U.S. GAAP.  All accounting records and books shall be kept ready for inspection by the parties hereto or by their authorized representative.  New Company shall cooperate with respect to each financial period to provide such information in a timely manner as required by SGRP for financial statement consolidation.

CHAPTER VI: TRANSFER OF SHARES

Article 22.	Restrictions on Transfer of Shares

Except as provided in Article 23 below, neither party hereto shall, without the prior written consent of the other party, assign, sell, transfer, pledge, mortgage, or otherwise dispose of all or any part of its shares (including its right to subscribe to new shares) of the New Company to any third parties.

Article 23.	Transfer of Shares

After three (3) years from the effective date of each New Company:

a.           If neither party wishes to sell, the provisions of the Agreement shall be extended annually.

b.           If CMR or SGRP wishes to sell (all but not less than all of its shares) and SGRP or CMR does not want to buy, then CMR is free to sell its 49% ownership or SGRP is free to sell its 51% ownership in New Company to a third party (price calculated at 2 times the Net income before provision for income tax plus interest expense (“EBIT”) of the preceding year).

c.           Either CMR or SGRP may, at its discretion and for in each of the next five (5) years, put 20% of its original ownership in New Company to the other Party at a price calculated at 2 times the EBIT of the preceding year.  Should a Party exercise this option resulting in a reduction in its ownership, then the allotment of Director positions will also be reduced as follows:

   i.        If ownership falls below 30%, then Party will be allocated one Director position;

  ii.        If ownership falls below 15%, then Party will not have right to any Director positions.

d.           If CMR or SPAR wishes to sell shares under Article 23 above then:

            d.1          If a shareholder intends to sell all of its shares to a third party, the shareholder may not do so without first having offered its shares to the other shareholder, unless the other shareholder has expressly and in writing waived the rights conferred on it in terms hereof.
 d.2           The offer in 23 shall:
d.2.1	be in writing and stipulate an effective date for the sale;
d.2.2	be delivered by the selling party to the other shareholder at the other shareholder’s domicilium;
d.2.3	be irrevocable and open for acceptance in writing by the other shareholder for a period of 30 business days following the date of delivery of the offer to the other shareholder;
d.2.4	if applicable, be accompanied by a true and complete copy of the offer made by a third party to the selling party, which shall clearly identify the third party;
d.2.5	stipulate payment terms payable for the shares and also the loan account of the selling party;
d.2.6	stipulate whether the other shareholder must accept the offer in respect of all (and not part only) of the shares concerned;
d.2.7	include a warranty to the other shareholder that upon transfer of the shares concerned to the other shareholder that:
d.2.7.1	the selling party is the sole beneficial owner and registered holder of the shares concerned;
d.2.7.2	the selling party is entitled and able to give free and unencumbered title to the shares concerned to the other shareholder;
d.2.7.3	no person will have any existing or future right (including an option or right of first refusal) to acquire any of the shares concerned.

d.3	The other shareholder shall not be obliged to purchase the selling shareholder’s shares.

d.4
If the other shareholder purchases all or some of the shares concerned pursuant to the offer in 23.d, then the purchase price payable in respect thereof shall be paid by the other shareholder under the same payment terms as the original third party offer to the selling party starting within 10 business days after the date of acceptance of the offer under d.2.3, in cash and free of set off or other deduction, against delivery of:

d.4.1	the share certificates representing the shares concerned;
d.4.2	duly executed share transfer forms in respect of the shares concerned; and
d.4.3	a written, irrevocable cession of the selling party’s loan account to the other shareholder.

d.5
If the other shareholder does not accept the offer in 23.d in respect of all or part of the selling party’s shares timeously (or declines to accept that offer), the selling party shall have the right to sell and transfer all of its shares to the third party identified in 23.d.2.4 (or to any other third party if the selling party does not have an outside offer for the shares concerned) on terms and conditions not less favourable to the third party than those of the offer to the other shareholder.

d.6	In the event that the selling party does not sell its shares in terms of 23.d.5 within 60 business days, then the provisions of this article 23(d) shall apply again de novo.

CHAPTER VII: ROLE OF CONTRACTING PARTIES

Article 24.	Parties Contribution to the New Company

A.      Contribution of CMR:

1.
CMR shall contribute to the New Company the Assets in Exhibit C1 and its current client contracts (“Contracts”) as specified in Exhibit C2  (the CMR Assets”) in the result that the CMR Assets shall fall under the control and be owned by the New Company. Parties shall agree on a transition plan with regard to the assignment of the CMR Assets to the New Company, such transition plan is also documented in Exhibit C. As of the Closing and during such transition period CMR agrees and undertakes to transfer the revenue of the CMR assets that are not yet transferred to New Company by way of a legally acceptable invoicing.

2.
CMR shall contribute to the New Company its current employees involved with both the In-Store Merchandising and Demonstration business as specified in Exhibit D (“CMR Employees”). These CMR Employees will be transferred to New Company inclusive of any Government/employee claims for benefits (including but not limited to accrued but not paid severance expense). However, In the event that any liabilities relating to retrenchment costs arise within the first 6 months of the JVA as a result of the loss of customer accounts, for whatever reason whatsoever, these costs will be borne by CMR or Adrian Wiengfield in his personal capacity.

3.
CMR shall arrange to supply offices and facilities, staff service for general affairs and finance, and intra company network services, which are determined, at CMR’s sole discretion, necessary for the operation of New Company.

B.      Contribution of SGRP:

1.
In the first three (3) years of this agreement, SGRP will provide (in total) up to one thousand five hundred (1,500) hours of business support.  This support may be in the form of general business, consultation or programming support to modify or enhance its merchandising software.  SGRP will maintain ownership of all software.  If during the first three years of operations of New Company, support provided by SGRP exceeds one thousand five hundred (1,500) hours in total, then any additional hours will billed by SGRP to New Company at the rate of fifty five dollars USD ($55.00) per hour.  This rate may be modified annually based on published inflation rate.  New Company will be able to hire its own IT staff as appropriate.

2.
SGRP will also contribute a license to use the SGRP Software and SGRP Name for as long as SGRP holds at least 51% of the share capital of the New Company. SGRP Software will be contributed on “as is” basis.

3.	If SGRP sells its interest in New Company to a third party or to CMR, the License Agreement will be automatically terminated and the New Company shall immediately cease using the name “SGRP”.

4.	SGRP will pay either to CMR or its shareholders in exchange for the assignment of CMR Assets as per the Exhibit E.

Article 25.	Indemnification

CMR shall indemnify the New Company against and hold it harmless from any liabilities in connection with any transfer of the CMR Assets.

Article 26.	Actions after Completion

A.      As soon as possible after execution of this Agreement, CMR shall join with the New Company in sending out notices, in a form to be agreed upon, to persons who have had dealings with CMR in connection with their merchandising and demonstration businesses, informing them of the incorporation of the New Company and the transfer of CMR Assets to the New Company.

B.      CMR shall, where the approval, consent or agreement of a third party is not required to either (i) assign the benefit of any Contract to the New Company or (ii) transfer the whole of any Contract to the New Company, will assign to the New Company their rights, title, interest and benefit in or under each such Contract;

C.      CMR, shall, where the approval, consent or agreement of a third party is required to either (i) assign the benefit of any Contract to the New Company or (ii) transfer the whole of any Contract to the New Company, at its own expense, use all reasonable endeavors to obtain that approval, consent or agreement.

Article 27.	Cooperation in Financing

The New Company may borrow ZAR 1,000,000 when it needs additional funds, if such borrowing is approved in advance by the Board of Directors as an important matter under Article 18 above.

It is estimated that New Company will require ZAR 11,908,927 in initial working capital and that both CMR and SGRP will contribute these funds in the form of loans to New Company based in their % ownership in New Company.  CMR and SGRP will work to arrange for a bank loan to New Company or an alternative method of financing for working capital over time.

In the event that either SGRP or CMR fails to contribute funds in terms of this Article within 21 days of notice from the New Company to do so then either SGRP or CMR, as the case may be, shall have the right to contribute to the New Company so much of the loan as the other shareholder fails to contribute.  If a shareholder exercises this right, then it shall do so on 48 hours’ notice to the other shareholder and then it shall be entitled to require the shareholder who failed to contribute the loan finance required by the New Company to sell to it so many of the shares in the New Company at the market value thereof as determined by the New Company’s auditor so as to equal the amount of the New Company’s loan finance obligation requirement from the defaulting shareholder.

This agreement together with the notice shall constitute an irrevocable power of attorney by the defaulting shareholder in favour of the other shareholder to attend a general meeting of the shareholders of the New Company, to consent to the notice of that meeting being waived and to vote in favour of and to sign any document on behalf of the New Company to perform any act and pass any resolution on behalf of the New Company and to give effect to the sale and transfer by that shareholder of its shares in the other shareholder.

Article 28.	Approved Related Party Transactions

Notwithstanding the provisions in Article 19.4 above the Shareholders record their agreement to the appointment of SPAR by the New Company to provide administration, management, financial  management, bookkeeping, payroll services to the New Company and that SPAR shall be entitled to recover from the New Company their reasonable cost of doing so.

Article 29.	Incentive Fee

The New Company will pay the following incentive to CMR, [under a consultancy agreement or other type of arrangement], for the benefit of both the owners of CMR and the New Company as per the Exhibit F.

Article 30.	Personnel

CMR shall provide all personnel required for the operations of New Company.  In principal, New Company shall be responsible for the payment of salaries and benefits (on a go forward basis) for such personnel and all other matters concerning their employment except that New Company is not liable for any liabilities for prior benefits earned by employees as noted in Article 24, A, 2 above.

Article 31.	Training

Each party hereto shall provide the appropriate training to the employees for New Company’s operation at SGRP and its own site.  The said training shall be made upon New Company’s request and any necessary expenses for the training shall be borne by New Company, except as otherwise provided in License Agreement.

Article 32.	Non-Competition

31.1	CMR or SPAR, as the case may be, acknowledge that:
31.1.1	the restraints hereby assumed by them are properly commensurate with the benefits which will directly and indirectly accrue to it pursuant to this agreement and arising here from;
31.1.2	they have intimate knowledge of the specialised management, operating and marketing techniques and the customers of the business;
31.2.3	the profitability of the business is dependant upon the business’ specialised management, operating and marketing know-how and techniques and the business’ relationships with its customers; and,
31.2.4	the business will suffer material prejudice if either one of them were to sell their shareholding in the New Company and compete with it.

31.2	In the light of the foregoing acknowledgements, CMR or SPAR as the case may be binds itself to observe the following restraints: namely, it shall not without the other’s prior written consent:

31.2.1  directly or indirectly be involved or solicit or cause the customers of the New Company to terminate their arrangement with the New Company and/or provide similar services to that of the New Company to any customer or former customer of the New Company; or,

31.2.2  solicit or cause the employees contractors and suppliers of the New Company to terminate their employment with the New Company or their appointment by the New Company and to be employed or appointed directly or indirectly by CMR or SPAR.

31.2	The foregoing restraints shall:
31.3.1	Apply in respect of each of the nine provinces of the Republic of South Africa;
31.3.2	apply for a period of two years from the effective date;

CHAPTER VIII: AMENDMENT FOR PUBLIC OFFERING

32	Public Offering

Both parties acknowledge that the New Company may attempt to become a listed company or over-the-counter company on the Territory Stock Exchange or any other stock exchange or public market in Territory (Public Offering).  Both parties acknowledge that the number of issued shares, the number of shareholders, the paid-up capital and profit transaction with each party, the seconded employees of New Company will be reviewed and instructed for amendment by the relevant governmental or regulatory authorities in accordance with those bodies’ rules or guidelines for Public Offering.  If both parties agree to undertake a Public Offering pursuant to Article 13 above, both parties shall discuss and reasonably cooperate with each other to amend the Articles of Agreement and/or the License Agreement in order to complete the Public Offering of New Company.  Any changes to the License Agreement will be effective upon consummation of the Public Offering (but not before), and subject to the approval of the Boards of Directors of the New Company, CMR and SGRP.

CHAPTER IX: CONFIDENTIALITY

33	Confidential Information

CMR and SGRP shall keep secret and retain in strict confidence any and all confidential information and use it only for the purpose of this Agreement and shall not disclose it to a third party without the prior written consent of the other party unless the receiving party can demonstrate that such information: (i) has become public other than as a result of disclosure by the receiving party, (ii) was available to the receiving party prior to the disclosure by the disclosing party with the right to disclose, or (iii) has been independently acquired or developed by the receiving party.

CHAPTER X:  GENERAL PROVISIONS

34	Effective Date

This Agreement shall become effective at the time of execution hereof and continue until its Termination as defined in Article 35 below.

35	Termination

35.1
If either party transfers its shares in the New Company to the other party hereto in accordance with Article 24 above, this Agreement shall terminate.  If either party transfers its shares in the New Company to another party, unless expressly agreed by the non-transferring party in writing, this Agreement shall be assigned to and binding upon such third party, provided that the assigning party shall remain liable for all legal acts with respect to this Agreement or the New Company occurred before the Effective Date of such assignment.

35.2
Either party not in breach of this Agreement may terminate this Agreement by written notice to the other party if any breach shall not have been corrected by the other party in breach within sixty (60) days after written notice is given by such party not in breach complaining of such breach.

35.3	Either party may terminate this Agreement by giving notice in the event of one or more of the following:

1.	Appointment of a trustee or receiver for all or any part of the assets of the other party;

2.	Insolvency or bankruptcy of the other party;

3.	Assignment of the other party for the benefit of creditor;

4.	Attachment of the assets of the other party;

5.	Expropriation of the business or assets of the other party; and

6.	Dissolution or liquidation of the other party.

If either party is involved in any of the events enumerated in (1) through (6) above, it shall immediately notify the other party of the occurrence of such event.

35.4
In case of the termination of this Agreement pursuant to Article 35, B or Article 35, C, the party terminating in accordance with this Agreement shall have an option to purchase the shares of the other party at the book value to be decided by an internationally recognized accounting firm that is not the principal accounting firm of either party, if either party so requests, or to have the New Company dissolved.

35.5
Upon termination of this Agreement or SGRP’s ceasing to hold at least 51% of the shares in New Company, the License Agreement shall terminate immediately if still in effect, unless otherwise agreed by the parties.

36	Force Majeure

Neither party shall be liable to the other party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by riots, civil commotions, wars, hostilities between nations, governmental laws, orders or regulations, embargoes, actions by the government or any agency thereof, acts of God, storms, fires, accidents, strikes, sabotages, explosions, or other similar contingencies beyond the reasonable control of the respective parties.

37	Notices

All notices, reports and other communications given or made in accordance with or in connection with this Agreement shall be made in writing and may be given either by (i) personal delivery, (ii) overnight delivery or (iii) registered air mail, if properly posted, with postage fully prepaid, in an envelope properly addressed to the respective parties at the address set forth below or to such changed address as may be given by either party to the other by such written notice.  Any notice, etc by personal delivery or overnight delivery or facsimile transmission shall be deemed to have been given (7) days after the dispatch.  In any event, if any notice, etc. is received other than the regular business hours of the recipient, it shall be deemed to have been given as of the following business day of the recipient.

To:	CMR	ATT Adrian Wingfield, Managing Director

2nd Floor Bedford Center, Smith Street, Bedford View, South Africa, 2008

	SGRP	ATT Brian Mason, CEO

No.16, Ennisdale Drive, Durban North, South Africa, 4051

38	Assignment

This Agreement and the rights and obligations hereunder are personal to the parties hereto, and shall not be assigned by either of the parties to any third.

39	Arbitration

All dispute, controversies, or differences which may arise between the parties hereto, out of or in relation to or in connections with this Agreement, shall be finally settled by arbitration in Territory in accordance with the rules of the Territory Commercial Arbitration.  The arbitration shall be conducted by three (3) arbitrators in English).  The arbitration shall be final and legally binding upon both parties.

40	Implementation

The Shareholders hereby agree, for themselves, their successors, heirs and legal representatives, to vote at Shareholders’ meetings, and to cause the Directors they nominate to vote at Board meetings and to carry out their duties, to prepare, execute and deliver or cause to be prepared, executed and delivered such further instruments and documents, to take such other actions and to cause the Memorandum of Association of New Company, New Company work rules and other rules and Commercial registry and any other document to be amended or adopted as may be reasonably required to effect the provisions and intent of this Agreement and the transactions contemplated hereby.

41	Governing Law

This Agreement and all questions arising out of or under this Agreement shall be governed by and interpreted in accordance with the laws of Territory.

42	Waiver

Any failure of either party to enforce, at any time or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce each and every such provision.

43	Entire Agreement

This Agreement constitutes the entire and only agreement between the parties hereto with respect to the subject matter of this Agreement and supersedes any other commitments, agreements or understandings, written or verbal, that the parties hereto may have had.  No modification, change and amendment of this Agreement shall be binding upon the parties hereto except by mutual express consent in writing of subsequent date signed by authorized officer or representative of each of the parties hereto.

44	Headings

The headings of articles and paragraphs used in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of the respective articles and paragraphs of this Agreement.

45	Language

This Agreement has been executed in English.  .

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in two (2) copies by their respective duly authorized officer or representative as of the day first above written.

CMR		SGRP

Signature:	/s/ Adrian Wingfield	Signature:	/s/ Brian Mason

Name:	Adrian Wingfield	Name:	Brian Mason

Title:	Director	Title:	Director